Exhibit 23(a)


          The following is a true and correct copy of the Consent of Independent Auditors from Ernst & Young


                  Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of KeyCorp for the registration of KeyCorp common shares and to the incorporation by reference therein of our report dated January 15, 1993 with respect to the KeyCorp 1992 Supplemental Financial Statements (which now are considered to be the primary financial statements, giving effect to the merger of Puget Sound Bancorp with KeyCorp on January 15, 1993) included in the KeyCorp current report on Form 8-K dated March 18, 1993, (as amended by a Form 8 dated
May 20, 1993) filed with the Securities and Exchange Commission.



Albany, New York
January 11, 1994